Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE FIRST QUARTER OF FISCAL 2023

Keene, N.H.  January 31, 2023 -  The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $1.00 per unit for the first quarter of fiscal 2023, payable on February 28, 2023 to owners of record on February 17, 2023. Natural gas sold during the fourth calendar quarter of 2022 is the primary source of royalty income on which the February 2023 distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $1.00 per unit is 300%, or $0.75 per unit, higher than the distribution of $0.25 per unit for the first quarter of fiscal 2022. For the quarter ending January 31, 2023, the combination of higher gas prices and positive royalty adjustments totaling $3,992,911 from the prior quarter resulted in the higher distribution. Additional details will be included in the earnings press release scheduled for publication on or about February 14, 2023.

The Trust's monthly royalty payments are paid prospectively based on the amount of royalties payable to the Trust in the prior quarter. End of quarter royalty adjustments result from the need to align prospective royalty payments from the operating companies with actual royalties that should have been paid. When actual prices and volumes are reported, there will be a positive reconciliation in the current quarter or a negative reconciliation in the subsequent quarter. Primarily as a result of the recent decline in gas prices, it is now anticipated that royalty payments to the Trust will be subject to a negative adjustment in the third fiscal quarter (May-July 2023). This will likely substantially reduce quarter-over-quarter cash distributions to the unit owners for at least the third quarter.

The Trust receives all of its royalties under two royalty agreements. The Mobil Agreement, which is the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, which is the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the fourth calendar quarters of 2022 and 2021.

Quarterly Gas Data Providing Basis for Fiscal Quarter Royalties

Mobil Agreement	4th Calendar Quarter Ended 12/31/2022	4th Calendar Quarter Ended 12/31/2021	Percentage Change
Gas Sales (Bcf) [1]	3.519	4.105	-14.28%
Gas Prices[2] (Ecents/Kwh)[3]	14.1664	3.0604	+362.89%
Average Exchange Rate[4]	1.0706	1.1256	-4.89%
Gas Royalties	$6,097,114	$1,618,746	+276.66%
OEG Agreement
Gas Sales (Bcf)	12.881	13.970	-7.80%
Gas Prices (Ecents/Kwh)	14.4469	3.1210	+362.89%
Average Exchange Rate	1.0700	1.1255	-4.93%
Gas Royalties	$3,580,010	$778,969	+359.58%

Footnotes:

    1. Billion cubic feet
    2. Gas prices derived from August-October period
    3. Euro cents per kilowatt hour
    4. Based on average Euro/dollar exchange rates of cumulative royalty transfers

The cumulative 12-month distribution, which includes the February 2023 distribution and the three prior quarterly distributions, is $2.58 per unit. This 12-month cumulative distribution is 279.41% or $1.90 per unit higher than the prior cumulative 12-month distribution of $0.68 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact - John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.

Forward-Looking Statements

This press release may contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future expectations and events or conditions concerning the Trust, such as statements concerning future gas prices, royalty payments and cash distributions. Many of these statements are based on information provided to the Trust by the operating companies or by consultants using public information sources. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward-looking statements. These include:

• risks and uncertainties concerning levels of gas production and gas sale prices, general economic conditions, currency exchange rates, and the overall impact of the novel coronavirus identified as COVID-19;

• the ability or willingness of the operating companies to perform under their    contractual obligations with the Trust;

• potential disputes with the operating companies and the resolution thereof; and

• political and economic uncertainty arising from Russia's invasion of Ukraine.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and are generally beyond the control of the Trust. New factors emerge from time to time and it is not possible for the Trust to predict all such factors or to assess the impact of each such factor on the Trust. Any forward-looking statement speaks only as of the date on which such statement is made, and the Trust does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.